Exhibit 4.1

ALTERRA CAPITAL HOLDINGS LIMITED

EMPLOYEE STOCK PURCHASE PLAN

FOR U.S. and NON-U.S. TAXPAYERS

Effective July 1, 2008

Amended and Restated Effective May 8, 2012 and November 6, 2012

1. Purpose of the Plan. The purpose of this Employee Stock Purchase Plan for U.S. and Non-U.S. Taxpayers (the “Plan”) is to encourage and enable Employees of Alterra Capital Holdings Limited (“Alterra Capital” or the “Company”) and its Participating Subsidiaries to acquire proprietary interests in Alterra Capital through the ownership of Common Shares. This form of compensation is designed to establish a closer identification of Participants’ interests with those of Alterra Capital by providing them with a more direct means of participating in Alterra Capital’s growth and earnings which, in turn, will provide an incentive for Participants to remain with and to give greater effort on behalf of Alterra Capital.

2. Definitions. The following words or terms, when used herein, shall have the following respective meanings:

(a) “Account” shall mean an account maintained by the Plan Recordkeeper into which Common Shares purchased with accumulated payroll deductions at the end of the Offering Period are held on behalf of a Participant. A Participant’s Account is comprised of a Restricted Subaccount and an Unrestricted Subaccount.

(b) “Active Service” shall mean and refer to the state of being paid for services performed or paid while absent for sickness, vacation, holidays or paid leave of absence, but shall not include termination or severance payments.

(c) “Affiliate” shall mean any person or entity which, directly or indirectly, through any one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with the Company.

(d) “Alterra Capital” shall mean and refer to Alterra Capital Holdings Limited.

(e) “Board” shall mean the Board of Directors of Alterra Capital.

(f) “Change in Control” shall mean:

(i) Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or Alterra Insurance Limited;

(ii) Any “person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act” ) is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent 51% or more of the combined voting power of the Company’s then outstanding voting securities (the “ Outstanding Company Voting Securities”); provided , however , that, for purposes of this Section 2(f), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(f)(iv)(A) and 2(f)(iv)(B), (V) any acquisition involving beneficial ownership of less than 50% of the then outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;

(iii) During any period of two (2) consecutive years, the individuals who at the beginning of such period constituted the Board together with any individuals subsequently elected to the Board whose nomination by the shareholders of the Company was approved by a vote of the then incumbent Board (i.e. those members of the Board who either have been directors from the beginning of such two-year period or whose election or nomination for election was previously approved by the Board as provided in this Section 2(f)(iii)) cease for any reason to constitute a majority of the Board;

(iv) The Board or the shareholders of the Company approve and consummate a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(v) The Board or shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one or a series of transactions) of all or substantially all of the Company’s assets.

(g) “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(h) “Committee” shall mean and refer to the committee appointed by the Board to administer this Plan or, if no such Committee is appointed, shall mean the Board.

(i) “Common Shares” shall mean and refer to common shares, $1.00 par value, of Alterra Capital.

(j) “Eligible Compensation” shall mean and refer to an Employee’s annual rate of base pay as determined by the Committee. Base pay includes gross straight time, sick pay, vacation pay or holiday pay, as the case may be, after any other payroll deductions, but excludes overtime, commissions, bonuses and other forms of variable compensation.

(k) “Employee” shall mean and refer to a person regularly employed by Alterra Capital or one of its Participating Subsidiaries; provided, that (a) such employee is employed by Alterra Capital or one of its Participating Subsidiaries on the last day of the month that is prior to the month immediately preceding the start of the applicable Offering Period (i.e., November 30 if the start of the applicable Offering Period is January 1) and (b) such employee, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code (i) does not own shares and/or hold Options to purchase shares representing five percent (5%) or more of the total combined voting power or value of all classes of shares of Alterra Capital or any of its Subsidiaries and (ii) would not, as a result of being granted an Option under this Plan with respect to such Offering Period, own shares and/or Options to purchase shares possessing five percent (5%) or more of the total, combined voting power or value of all classes of shares of Alterra Capital or any of its Subsidiaries.

(l) “Enrollment/Change Form” means an agreement pursuant to which an Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.

(m) “Enrollment Period” shall mean and refer to the period of time prescribed in any offering of Common Shares made under this Plan beginning on the first day Employees may elect to participate in the Offering Period to purchase Common Shares and ending on the last day such elections to participate are authorized to be received and accepted.

(n) “ESPP Balance” shall mean and refer to the funds accumulated during the Offering Period with respect to an individual Participant as a result of deductions from such Participant’s paycheck during the Offering Period for the purpose of purchasing Common Shares under this Plan.

(o) “Fair Market Value” shall mean and refer to the closing sales price for Common Shares traded on the Nasdaq Global Select Market.

(p) “Holding Period” shall mean a period of twelve (12) months following the end of an Offering Period, or such longer or shorter period of time as may be established by the Committee or its appropriate delegate, during which the Common Shares purchased during such Offering Period are held in a Restricted Subaccount and may not be sold or otherwise disposed of without the Committee’s prior written consent.

(q) “Offering Date” shall mean the first Trading Day of each Offering Period as designated by the Committee.

(r) “Offering Period” shall mean a period of six months commencing on each of January 1 and July 1 of each year, or such other period of time established in advance by the Committee or its appropriate delegate, during which installment payments shall be credited to each

Participant’s ESPP Balance for the purchase of Common Shares pursuant to an offering made under this Plan. The Committee shall have the discretion to terminate an Offering Period at any time and either refund amounts in each Participant’s ESPP Balance or require Participants to purchase Common Shares on such earlier Trading Date as may be designated by the Committee in connection with such termination. In no event shall an Offering Period extend for more than 27 months.

(s) “Option” or “Options” shall mean and refer to the right or rights granted to Employees to purchase Common Shares pursuant to an offering made under this Plan.

(t) “Outstanding Election” shall mean the then current election to purchase Common Shares in an offering under this Plan, or that part of such an election, which has not been cancelled (including voluntary cancellation by the Participant under Section 9 hereof and deemed cancellations under Section 15 hereof) prior to the close of business on the last Trading Day of the Offering Period.

(u) “Participant” shall mean an Employee who (a) has become a participant in the Plan pursuant to Section 6 and (b) has not ceased to be a participant pursuant to Section 9 or Section 15.

(v) “Participating Subsidiary” shall mean any Subsidiary which has been authorized by the Board or the Committee to participate in the Plan.

(w) “Plan Recordkeeper” shall mean a transfer agent (or its designee) or broker selected by the Committee to maintain Accounts on behalf of Participants who have purchased Common Shares pursuant to the Plan.

(x) “Purchase Price Per Common Share” shall be the lesser of (i) ninety percent (90%) of the Fair Market Value on the Offering Date or (ii) ninety percent (90%) of the Fair Market Value on the last Trading Day of the Offering Period; provided, however, the Purchase Price Per Common Share will in no event be less than the par value of the Common Shares.

(y) “Restricted Subaccount” shall mean a subaccount of the Account maintained by the Plan Recordkeeper into which the Common Shares purchased with accumulated payroll deductions at the end of an Offering Period shall be deposited until the expiration of the Holding Period.

(z) “Subsidiary” shall mean any corporation (other than Alterra Capital) in an unbroken chain of corporations beginning with Alterra Capital if, at the Offering Date of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

(aa) “Trading Day” shall mean a day on which the Nasdaq Global Select Market is open for trading.

(bb) “Unrestricted Subaccount” shall mean a subaccount of the Account maintained by a Plan Recordkeeper into which the Common Shares purchased at the end of an Offering Period shall be transferred following the expiration of the Holding Period.

3. Shares Reserved for Plan. On July 27, 2007, a total of 300,000 Common Shares of Alterra Capital were reserved as authorized and unissued for the Plan. Effective May 8, 2012, an additional 500,000 Common Shares were authorized for issuance under the Plan, for a total of 800,000 Common Shares, subject to shareholder approval. The Common Shares so reserved may be issued and sold pursuant to one or more offerings under the Plan.

In the event of a subdivision or combination of the Common Shares, (i) the maximum number of Common Shares which may thereafter be issued and sold under the Plan and the number of Common Shares under elections to purchase at the time of such subdivision or combination will be proportionately increased or decreased, (ii) the terms relating to the price at which Common Shares under elections to purchase will be sold will be appropriately adjusted, and (iii) such other action will be taken as in the opinion of the Committee is appropriate under the circumstances. In the case of reclassification or other changes in the Common Shares, the Committee will make appropriate adjustments.

The number of Common Shares which a Participant may purchase in an offering under the Plan may be reduced in the event the offering is over-subscribed. No Option granted to an Employee in an offering under the Plan shall permit a Participant to purchase Common Shares which, if added together with the total number of Common Shares purchased by all other Participants in such offering, would exceed the total number of Common Shares remaining available under the Plan on the Offering Date of such offering. As of the close of business on the last Trading Day of the Offering Period in an offering, the number of Common Shares which all Participants have elected to purchase under Outstanding Elections shall be counted. If the total number of Common Shares which all Participants in the Plan have elected to purchase under Outstanding Elections in the offering exceeds the number of Common Shares remaining available under the Plan, the number of Common Shares for which each such Outstanding Election is effective shall be reduced on a pro rata basis, and the total number of Common Shares which may be purchased pursuant to all such Outstanding Elections shall not exceed the total number of Common Shares remaining available under the Plan.

All Common Shares available to be sold in any offering under this Plan in excess of the total number of Common Shares purchased by Participants in any such offering shall continue to be reserved for the Plan and shall be available for inclusion in any subsequent offering under the Plan.

4. Administration of the Plan. This Plan shall be administered by the Board or by a Committee appointed by the Board (consisting of not less than three members of the Board who are not eligible to participate in this Plan and one of whom shall be designated as Chairman of the Committee) or the Committee’s delegates. The Committee is vested with full authority to make, administer and interpret such equitable rules and regulations regarding this Plan, to make amendments to the Plan itself, as it may deem advisable, to delegate its administrative authority, and to implement minimum and maximum contribution rates. The Committee also has the power to exclude otherwise eligible Employees if it determines that employees of a Participating Subsidiary are not eligible to participate because such participation would not be permitted under applicable laws or would be unduly burdensome as a result of constraints imposed by local law. The Committee’s determinations as to the interpretation and operation of this Plan shall be final and conclusive.

The Committee may act by a majority vote at a regular or special meeting or by a decision reduced to writing and signed by all members of the Committee without holding a formal meeting.

Vacancies in the membership of the Committee arising from death, resignation, removal or other inability to serve shall be filled by appointment by the Board.

5. Grant of Option; Limitations.

(a) Grant of Option. The Committee may from time to time grant or provide for the grant of an Option in each Offering Period as selected by the Committee. On each Offering Date, this Plan shall be deemed to have granted to the Employee an Option to purchase, at the Purchase Price Per Common Share, as many Common Shares as the Employee will be able to purchase with the payroll deductions credited to the participating Employee’s ESPP Balance during his or her participation in that Offering Period (subject to the limitations set forth herein and such minimum and maximum limits as the Committee may impose). No fractional shares will be issued. Any remaining amount of a Participant’s ESPP Balance that remains after the end of an Offering Period because it was insufficient to purchase a full Common Share shall be automatically credited to the Participant’s ESPP Balance for the next succeeding Offering Period unless the Participant withdraws from the Plan, in which case any cash amount shall be paid to the Participant.

(b) Limit on Number of Common Shares Purchasable. Notwithstanding the above, the maximum number of Common Shares a Participant may purchase during each Offering Period shall be 2,500 Common Shares (subject to the limitations set forth herein). In addition to the limits on a Participant’s participation in the Plan set forth herein, the Committee in its sole discretion may establish new or change existing limits on the number of Common Shares a Participant may elect to purchase with respect to any Offering Period if such limit is announced prior to the beginning of the first Offering Period to be affected.

(c) Limit on Value of Shares Purchased. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option to purchase Common Shares under this Plan which permits his or her rights to purchase Common Shares under all such plans of Alterra Capital and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars (U.S. $25,000) of the Fair Market Value of such Common Shares (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time.

(d) Highly Compensated Employees May Be Excluded. The Committee may determine, as to any offering of Common Shares made under this Plan, that the offer will not be extended to highly compensated Employees within the meaning of Section 414(q) of the Code.

(e) Prohibition Against Providing Financial Assistance Under Certain Circumstances. Notwithstanding any other provision herein, no Common Shares shall be purchased during an Offering Period if on or prior to the last Trading Date of such Offering Period, the Committee, in its reasonable discretion, determines that if such purchase were to be permitted, the Company would not be able to pay its liabilities as they become due.

6. Participation in the Plan. Participation in the Plan is voluntary with respect to each offering. An Employee may become a Participant by completing an Enrollment/Change Form and submitting such form to the Company, or to such other entity designated by the Company for this purpose, pursuant to the enrollment procedures established by the Company prior to the Offering Date to which it relates. The Enrollment/Change Form may be completed at any time after the Employee becomes eligible to participate in the Plan, and will be effective as of the Offering Date next following the receipt of a properly completed Enrollment/Change Form by the Company (or the Company’s designee).

7. Automatic Re-Enrollment. At the termination of each offering, each Participant who continues to be eligible to participate in the Plan shall be automatically re-enrolled in the next offering, unless the Participant has withdrawn from the Plan in accordance with Section 9 hereof or is otherwise ineligible to participate in the next offering. Upon a termination of the Plan as a whole, any amount remaining in a Participant’s ESPP Balance shall be refunded to him or her as soon as practicable thereafter.

The Company may require Employees to complete and submit a new Enrollment/Change Form at any time it deems necessary or desirable to facilitate Plan administration (including during the Offering Period to which the Enrollment/Change Form relates) or for any other reason.

8. Payroll Deductions and Adjustments to Deductions. At the time an Employee submits his or her authorization for a payroll deduction (by completing an Enrollment/Change Form), he or she shall elect to have a designated percentage (not less than one percent (1%)) of Eligible Compensation deducted on each payday during the time the Employee is a participant in an offering. The Employee may withdraw his or her initial Enrollment/Change Form before the Offering Period commences by completing the “Notice of Withdrawal” section of the Enrollment/Change Form and submitting it to the Company (or the Company’s designee) prior to the Offering Date for such Offering Period.

Payroll deductions for Participants shall commence on the Offering Date (or as soon as administratively practicable thereafter) and shall continue through subsequent offerings pursuant to Section 7. All payroll deductions authorized by a Participant shall be credited to the Participant’s ESPP Balance under the Plan. A Participant may not make any separate cash payment into such ESPP Balance.

A Participant may elect to increase or decrease his or her rate of payroll deductions with respect to future Offering Periods by completing the “Payroll Deduction Change” section of the Enrollment/Change Form and submitting it to the Company (or the Company’s designee) at any time prior to the Offering Date for such Offering Period. Such adjustment to the Participant’s payroll deduction will remain in effect for successive offerings unless participation is earlier withdrawn by the Participant as provided in Section 9 hereof or until the Participant’s termination of employment or the Participant is otherwise ineligible to participate in the Plan. A Participant may not elect to decrease his or her rate of payroll deductions to less than one percent (1%) of Eligible Compensation other than in connection with a withdrawal pursuant to Section 9 hereof.

Notwithstanding the foregoing, the Company may adjust the Participant’s payroll deductions at any time during an Offering Period to the extent necessary to comply with Section 423(b)(8) of the Code and the limitations of Section 5 hereof. Beginning with the next calendar year’s first offering, payroll deductions will recommence and be made in accordance with the Outstanding Election prior to such Company adjustment, unless the Participant withdraws in accordance with Section 9 or is otherwise ineligible to participate in such offering.

9. Withdrawal from Offering Period After Offering Date. A Participant may withdraw from an offering after the applicable Offering Date, in whole but not in part, at any time prior to the first day of the last calendar month of such Offering Period by completing the “Notice of Withdrawal” section of the Enrollment/Change Form and submitting it to the Company (or the Company’s designee). If a Participant withdraws from an offering, the Participant’s Option for such offering will automatically be terminated, and the Company will refund in cash the Participant’s ESPP Balance for such offering as soon as practicable thereafter.

The Participant’s withdrawal from a particular offering shall be irrevocable. If an Employee wishes to participate in a subsequent offering, he or she will be required to re-enroll in the Plan by completing a new Enrollment/Change Form in accordance with Section 6.

10. Method of Payment. Each Employee electing to purchase Common Shares shall authorize the withholding of a certain percentage of Eligible Compensation from his or her pay each payroll period during the Offering Period. Such deductions shall be in uniform periodic amounts in conformity with his or her employer’s payroll deduction schedule (subject to adjustments made in accordance with this Plan). The amount of each Participant’s payroll deductions shall be credited to such Participant’s ESPP Balance and used to purchase Common Shares on the last Trading Day of the Offering Period.

If in any payroll period a Participant has no pay or his or her pay is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her installment payment, then (i) the installment payment for such payroll period shall be reduced to the amount of pay remaining, if any, after all other authorized deductions, and (ii) the dollar amount of Eligible Compensation shall be deemed to have been reduced by the amount of the reduction in the installment payment for such payroll period. Deductions of the full amount originally elected by the Participant will recommence when his or her pay is sufficient to permit such deductible amount; provided, however, no additional amounts will be deducted to satisfy the Outstanding Election.

11. Holding Period. Promptly following the end of each Offering Period, the Common Shares purchased by each Participant pursuant to the Plan shall be deposited into the Participant’s Restricted Subaccount. A Participant will not be permitted to sell or otherwise dispose of the Common Shares while they are held in the Restricted Subaccount. Once the Holding Period has been satisfied, the Common Shares will be automatically transferred into the Unrestricted Subaccount and the Participant will be free to sell or otherwise dispose of the Common Shares, subject to any applicable transaction fees (although the Participant will not be permitted to transfer the Common Shares from his or her Unrestricted Account to another broker for a period of six (6) months following the end of the Holding Period (or such shorter or longer period as may be established by the Committee)). Notwithstanding the foregoing, in the event of a Change in Control, the Holding Period shall no longer apply and all Common Shares in such Participant’s Restricted Subaccount shall be automatically transferred to the Participant’s Unrestricted Subaccount (and the six (6)-month (or other applicable period) restriction described above shall not apply).

12. Interest on Payments. No interest shall be paid on sums withheld from a Participant’s pay for the purchase of Common Shares under this Plan.

13. Rights as Shareholder. A Participant will become a shareholder with respect to Common Shares that are purchased pursuant to Options granted under the Plan when such Common Shares are transferred to the Participant on the books and records of Alterra Capital. In no event may Common Shares be purchased pursuant to an Option more than 27 months after the Offering Date. Ownership of Common Shares purchased under the Plan will be entered on the books and records of Alterra Capital as soon as administratively practicable after payment for the Common Shares has been received in full by Alterra Capital. Common Shares purchased by a

Participant under the Plan will be issued to such Participant’s Account as soon as practicable after such Participant becomes a shareholder. A Participant will have no rights as a shareholder with respect to Common Shares for which an election to purchase has been made under the Plan until such Participant becomes a shareholder as provided above.

14. Rights to Purchase Common Shares Not Transferable. A Participant’s rights under his or her election to purchase Common Shares under this Plan may not be sold, pledged, assigned, or transferred in any manner. If a Participant’s rights are sold, pledged, assigned, or transferred in violation of this Section 14, the right to purchase Common Shares of the Participant guilty of such violation shall terminate, and the only right remaining under such Participant’s election to purchase will be to receive a refund of the amount then credited to the Participant’s ESPP Balance.

15. Deemed Cancellations.

(a) Events Constituting a Deemed Cancellation.

(i) Leave of Absence, Layoff or Temporarily Out of Active Service. A Participant who is granted an unpaid leave of absence, is laid off, or otherwise temporarily out of Active Service during the Offering Period without terminating employment shall be eligible to remain a Participant during such absence, for a period of no longer than 90 days or, if longer, so long as the Participant’s right to reemployment with his or her employer is guaranteed either by statute or contract (but not beyond the last day of the Offering Period). The provisions of Section 10 hereof shall apply if the Participant has no pay or his or her pay is insufficient (after other authorized deductions) to cover the required installment payments during such absence. If a Participant does not return to Active Service upon the expiration of his or her leave of absence or lay-off or, in any event, within 90 days from the date of his or her leaving Active Service (unless the Participant’s right to reemployment with his or her employer is guaranteed either by statute or contract), his or her election to purchase Common Shares shall be deemed to have been cancelled on the 91st day after such Participant’s leaving Active Service.

(ii) Termination of Employment. If, before Common Shares have been purchased on behalf of a Participant under the Plan, he or she resigns, is dismissed or transferred to a company other than Alterra Capital or a Participating Subsidiary, or if the entity by which he or she is employed should cease to be a Participating Subsidiary, his or her election to purchase Common Shares shall be deemed to have been cancelled at that time; provided, however, that the Committee in its sole discretion may in lieu thereof specify that there shall be a “substitution or assumption” (and not a deemed cancellation) of an election to purchase Common Shares if the Committee determines that a company or entity and Alterra Capital have made satisfactory arrangements for such company or entity to substitute a new option for the Option under such election to purchase, or to assume such Option under such election to purchase Common Shares, by reason of a transaction: (A) that is a corporate merger, amalgamation, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, as defined in Section 424(a) of the Code and regulations thereunder (including a spin-off, split-up or similar transaction); (B) pursuant to which the excess of the aggregate fair market value of the Common Shares subject to the new option immediately after the substitution or assumption over the aggregate option price of such shares is not more than the excess of the aggregate fair market value of all Common Shares subject to the Option immediately before the substitution or assumption over the aggregate option price of such Common Shares; and (C) pursuant to which the new option or the assumption of the Option does not give the Participant additional benefits which he or she did not have under the Option.

(iii) Death of a Participant. If a Participant dies before Common Shares have been purchased on his or her behalf under the Plan, his or her election to purchase Common Shares shall be deemed to have been cancelled on the date of death. As soon as administratively practicable after the death of a Participant, the amount then credited to the Participant’s ESPP Balance shall be paid in cash to the beneficiary or beneficiaries designated by the Participant on a beneficiary designation form filed with Alterra Capital before such Participant’s death or, in the absence of an effective beneficiary designation, to the executor, administrator or other legal representative of the Participant’s estate.

(b) Terms and Conditions of a Deemed Cancellation. In the event that a Participant’s election to purchase Common Shares is deemed to be cancelled as defined above in this Section 15, the Participant shall be withdrawn from Plan participation and cease to be a Participant, and the Company will refund in cash the Participant’s entire ESPP Balance for such offering as soon as administratively practicable thereafter.

(c) Terms and Conditions of a Substitution or Assumption. If the Committee determines under Section 15(a)(ii) of the Plan to provide a substitution or assumption of Options granted hereunder, the Participant shall have no further rights under this Plan and the Participant’s rights, if any, to his or her ESPP Balance or to purchase any property in lieu of Common Shares shall be governed exclusively by the arrangements effecting such substitution or assumption including any stock purchase plan of the company or entity substituting a new option for an Option or assuming an existing Option.

16. Application of Funds/Funding. All funds received by Alterra Capital in payment for Common Shares purchased under this Plan and held by Alterra Capital at any time may be used for any valid corporate purpose. Participants shall have no interest in the Common Shares purchasable under the Plan until payment has been completed on the last Trading Day of the applicable Offering Period. The Plan provides only an unfunded, unsecured promise by the Company to pay money or property in the future. Except with respect to Common Shares purchased on the last Trading Day of an Offering Period, a Participant shall have no greater rights than an unsecured creditor of the Company.

17. No Employment/Service Rights. Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan itself, shall be construed so as to grant any person the right to remain in the employ of the Company or a Participating Subsidiary for any period of specific duration, and does not affect any right the Company or a Participating Subsidiary may have to terminate such person’s employment at any time, with or without cause (provided this is in accordance with applicable laws). Under no circumstances will any Employee ceasing to be an employee or executive director be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he or she might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise. By enrolling in the Plan, each Participant acknowledges and agrees that the Option such Participant has been awarded under the Plan, and any other Options the Company may grant in the future, even if such Options are made repeatedly or regularly, and regardless of their amount, (a) are wholly discretionary, are not a term or condition of employment and do not form part of a contract of employment, or any other working arrangement, between the Participant and the Company, (b) do not create any contractual entitlement to receive future Options or to continued employment, and (c) do not form part of salary or remuneration for purposes of determining pension payments or any other purposes, including, without limitation, termination indemnities, severance, resignation, redundancy, bonuses, long-term service awards, pension or retirement benefits, or similar payments, except as otherwise required by applicable law.

18. Commencement of Plan. This Plan shall commence on July 1, 2008.

19. Government Approvals or Consents. This Plan and any offering and sales of Common Shares to Employees under it are subject to any governmental or regulatory approvals or consents that may be or become applicable in connection therewith.

20. Amendment of the Plan. The Committee may amend the Plan at any time, including, without limitation, to make such changes as may be necessary or desirable, in the opinion of counsel for Alterra Capital, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state; provided, however, once the Plan has been approved by the Company’s shareholders, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 423 of the Code.

21. Termination of the Plan. The Committee may terminate the Plan at any time. If the Plan terminates at the end of an Offering Period, the amount remaining in each Participant’s ESPP Balance shall be used to purchase Common Shares on the last Trading Day of the Offering Period and cash, if any, remaining in a Participant’s ESPP Balance shall be refunded to him or her. If the Plan terminates prior to the end of an Offering Period, the Participant’s entire ESPP Balance shall be distributed to such Participant in cash as soon as practicable after such termination.

22. Section 423 of the Code. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code with respect to participants who are U.S. taxpayers.

23. Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of New York (excluding the conflict of laws rules).

24. Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board.

25. Data Privacy.

(a) In order to facilitate the administration of the Plan, it will be necessary for the Company (or its payroll administrators) to collect, hold, and process certain personal information about Participants (including, without limitation, name, home address, telephone number, date of birth, nationality and job detail and details of the Participant’s Option). By participating in the Plan, Participants consent to the Company (or its payroll administrators) collecting, holding and processing personal data and transferring such data to third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Participant’s participation in the Plan and acknowledge that it may also be necessary to disclose information in order to comply with any legal obligations.

(b) The Data Recipients will treat the Participants’ personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Participants’ participation in the Plan and will take reasonable measures to keep such personal data private, confidential, accurate and current.

(c) As the Company operates globally, it needs to share personal data with other related companies which are based abroad. Where the transfer is to a destination outside Participant’s country of domicile, or if applicable, the European Economic Area, the Company shall take reasonable steps to ensure that such personal data continues to be adequately protected and securely held. Nonetheless, by participating in the Plan, each Participant acknowledges that personal information about such Participant may be transferred to a country that does not offer the same level of data protection as the Participant’s country of domicile, or if applicable, the European Economic Area.

(d) Participants may, at any time, view their personal data, require any necessary corrections to it or withdraw the consents referenced in this Section 25 in writing by contacting the Human Resources Department of the Company.